SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

__________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 7, 2012

THE FEMALE HEALTH COMPANY
(Exact name of registrant as specified in its charter)

Wisconsin
(State or other jurisdiction of incorporation)

1-13602	39-1144397
(Commission File Number)	(I.R.S. Employer I.D. Number)

515 North State Street Suite 2225 Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

312-595-9123
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 9, 2012, The Female Health Company (the "Company") announced that Donna Felch will retire as Vice President and Chief Financial Officer of the Company effective December 31, 2012.  In addition, on November 7, 2012, Donna Felch was appointed to the Company's Board of Directors.  Ms. Felch initially will not serve on any committee of the Board.  Ms. Felch will also serve as a consultant to the Company after her retirement.  No terms for her consulting relationship have been set at this time.

In connection with Ms. Felch's retirement, the Company's Board of Directors appointed Michele Greco as Vice President and Chief Financial Officer of the Company, effective January 1, 2013.  Ms. Greco's employment with the Company will begin on November 9, 2012.  During the period from November 9, 2012 to January 1, 2013, Ms. Felch and Ms. Greco will work together to facilitate the transition before Ms. Greco becomes Vice President and Chief Financial Officer on January 1, 2013.

A copy of the press release announcing the retirement of Ms. Felch and the appointment of Ms. Greco is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Ms. Greco, age 53, is a CPA with nearly 30 years of experience in public accounting with Ernst & Young LLP.  From January 2011 to February 2012, Ms. Greco provided consulting services to Systems Research Incorporated as a recruiter of finance professionals.  From March 2009 to January 2011, Ms. Greco was involved in a series of personal business ventures.  From 1994 to March 2009, Ms. Greco served as an audit partner with Ernst & Young LLP.  Ms. Greco joined Ernst & Young LLP in 1981.

In connection with her employment, on November 9, 2012, the Company entered into a letter agreement with Michele Greco regarding the terms of her employment with the Company (the "Employment Letter") and the Company entered into a Change of Control Agreement (the "Change of Control Agreement") with Ms. Greco.  A copy of the Employment Letter is attached as Exhibit 99.2 to this report and a copy of the Change of Control Agreement is attached as Exhibit 99.3 to this report, and each is incorporated herein by reference.

Pursuant to the terms of the Employment Letter, Ms. Greco will serve as the Corporation's Vice President and Chief Financial Officer effective January 1, 2013.  Ms. Greco will receive an annual base salary of $200,000.  Ms. Greco also received a grant of 10,000 shares of restricted common stock on her hire date, which shares will vest on the first anniversary of her hire date.  The Corporation also agreed to grant Ms. Greco an additional 10,000 shares of restricted common stock on the first anniversary of her hire date, which shares will vest on the second anniversary of her hire date.  Pursuant to the Employment Letter, Ms. Greco is entitled to participate in the Company's annual performance award program with a total of 25,000 shares annually and will be eligible to participate in the Company's U.S. health and dental insurance program, or receive reimbursement for participation in a similar plan.

The Change of Control Agreement with Ms. Greco essentially acts as springing employment agreement which provides that, upon a change of control, as defined in the agreement, the Company will continue to employ the executive for a period of three years in the same capacities as prior to the change of control, with an annual base salary equal to 12 times the highest monthly base salary paid during the 12 months prior to the change of control, an annual bonus equal to the higher of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control or (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control, and other benefits substantially equivalent to what the executive was receiving prior to the effective date of the change of control, in each case as specified in the agreements.  If the executive is terminated without cause or if she resigns for good reason, in each case as defined in the agreement, after the change of control and during the three year employment period, including a termination by the executive for any reason within 180 days after the change of control, the executive is generally entitled to receive the following benefits:

●	a lump sum payment equal to three times the executive's base salary;

●	a lump sum payment equal three times the highest of (1) the average of the three highest bonuses paid with respect to the five fiscal years prior to the effective date of the change of control, (2) the bonus paid for the most recent fiscal year prior to the effective date of the change of control or (3) the bonus paid or payable for the most recent fiscal year prior to the date of termination of employment;

●	continuation of health and other similar benefits for a period of three years after the termination date; and

●	a "gross-up" payment which will, in general, effectively reimburse the executive for any amounts paid under federal excise taxes relating to change of control benefits.

Item 5.03     Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

On November 7, 2012, the Company's Board of Directors adopted an amendment to the Amended and Restated By-Laws of the Company to provide that the number of directors of the Company will range from five to nine, as may be designated by the Board  The full text of the amendment to the Company's Amended and Restated By-Laws is filed as Exhibit 3.1 to this report and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits

3.1 -- Amendment to Amended and Restated By-Laws of The Female Health Company.

99.1 -- Press Release of The Female Health Company, issued November 9, 2012.

99.2 -- Letter Agreement dated November 9, 2012 between The Female Health Company and Michele Greco.

99.3 -- Change of Control Agreement dated November 9, 2012 between The Female Health Company and Michele Greco.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FEMALE HEALTH COMPANY
Date:  November 9, 2012
BY /s/ Donna Felch
       Donna Felch, Vice President
          and Chief Financial Officer